Exhibit (a)

AMENDMENT TO THE

DECLARATION OF TRUST

OF

THE GAMCO WESTWOOD FUNDS

WHEREAS, the Trustees have previously established a trust to carry on the business of an investment company; and

WHEREAS, the Trustees now desire to change the name of the Trust from “The GAMCO Westwood Funds” to “The TETON Westwood Funds”;

NOW, THEREFORE, the Trustees hereby declare pursuant to Section 9 of ARTICLE IX of the Declaration of Trust that the Declaration of Trust is hereby amended effective October 1, 2012 as follows:

Article 1, Section 1, is hereby amended and restated to read as follows:

ARTICLE I

NAME AND DEFINITIONS

Section 1. Name. This Trust shall be known as “The TETON Westwood Funds” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

IN WITNESS WHEREOF, the undersigned have executed this Amendment, which may be executed in multiple counterparts, all of which taken together shall constitute one original, as of the 7th day of September, 2012.

/s/ Anthony J. Colavita	/s/ James P. Conn
Anthony J. Colavita	James P. Conn

/s/ Werner J. Roeder	/s/ Salvatore J. Zizza
Werner J. Roeder	Salvatore J. Zizza